Exhibit 99.2

Covidien Plans Spin-Off of Pharmaceuticals Business

Dublin - December 15, 2011 - Covidien plc (NYSE: COV), a leading global provider of healthcare products, today announced that it plans to spin off its pharmaceuticals business into a standalone public company.

Covidien’s pharmaceuticals business is one of the world’s largest producers of bulk acetaminophen, the largest United States supplier of opioid pain medications and is among the top 10 generic pharmaceuticals manufacturers in the U.S., based on prescriptions. Since 2008, this business has received U.S. Food and Drug Administration approval for eight new products, including two branded pain products launched in 2010.

In addition, Covidien’s pharmaceuticals business is one of the world’s leading suppliers of generators used to produce technetium-99m, a critical diagnostic medical isotope. It also is the only manufacturer that offers a fully integrated system of diagnostic contrast media in prefilled syringes and injectors.

“We’ve evaluated whether to separate these businesses for several years, due to the major differences between the medical products and pharmaceutical industries. We believe that now is the right time to do so because we have significantly improved the operations, performance and pipeline of our pharmaceuticals business,” said José E. Almeida, President and Chief Executive Officer. “While both businesses hold industry-leading positions, they have distinctly different business models, sales channels, customers, capital requirements and talent bases. In addition, their respective innovation pipelines differ substantially in length, regulatory approval requirements, possible risks and potential returns.

“This transaction, if completed, would give both businesses greater flexibility to focus on and pursue their respective growth strategies, while potentially providing shareholders with greater value over the longer term,” added Almeida.

If a spin-off is executed, the resulting Covidien medical products business would have annual sales of approximately $9.6 billion (based on 2011 reported sales), about evenly split between the U.S. and non-U.S markets. The Medical Devices business segment would represent about 80% of the company’s sales, with Medical Supplies comprising the remainder. The company would hold the number one or number two market positions in categories representing approximately 90% of its sales1.

Covidien’s pharmaceuticals business currently generates approximately $2.0 billion in annual sales, with about two-thirds derived from the U.S market. This concentration in the U.S., where the business holds the significant leadership position noted above, would enable the new company to compete more effectively in the growing pain management category. The spin-off also would give the new company a better opportunity to bring to market innovative products currently in its pipeline and would give it the financial and strategic flexibility to pursue its growth plans, including expansion outside the U.S.

Transaction Details

Covidien anticipates that the transaction will be in the form of a distribution that will be tax-free to U.S. shareholders of a new publicly traded stock in the new pharmaceuticals company. Covidien currently expects that completion of the transaction could take up to 18 months.

Completion of the transaction is expected to be subject to certain conditions, including, among others, receipt of regulatory approvals, assurance as to the tax-free status of the spin-off of the pharmaceuticals business to our U.S. shareholders, the effectiveness of a Form 10 registration statement to be filed with the U.S. Securities and Exchange Commission and final approval by the Company’s Board of Directors.

There can be no assurance regarding the ultimate timing of the proposed transaction or that the transaction will be completed. Covidien does not intend to provide regular updates on its progress regarding this separation, but will announce final approval of the separation by the Covidien Board of Directors or completion of the transaction and will make such other disclosures as required by applicable law.

Supporting materials are now available on the Investor Relations section of Covidien’s website: http://investor.covidien.com

Conference Call and Webcast

The Company will hold a conference call for investors today, beginning at 8:00 a.m. ET. This call can be accessed three ways:

•	At Covidien’s website: http://investor.covidien.com

•

By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 800-510-9661. For participants outside the U.S., the dial-in number is 617-614-3452. The access code for all callers is 29488682.

•

Through an audio replay: A replay of the conference call will be available beginning at 11:00 a.m. on December 15, 2011, and ending at 5:00 p.m. on December 22, 2011. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 65354792.

1. Covidien market rank based on management estimates. Actual amounts could differ.

About Covidien

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2011 revenue of $11.6 billion, Covidien has 41,000 employees worldwide in more than 65 countries, and its products are sold in over 140 countries. Please visit http://www.covidien.com to learn more about our business.

Contacts

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Todd Carpenter
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	todd.carpenter@covidien.com

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including the potential spin-off of the pharmaceuticals business and the expected financial results of the two companies after the transaction. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. There is no assurance as to the timing of the potential spin-off or whether it will be completed. Economic, competitive, governmental, technological and other factors that may affect Covidien’s operations are discussed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and in subsequent filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.